Exhibit 99.1

PINGTAN MARINE ENTERPRISE RECEIVES NOTIFICATION FROM NASDAQ RELATED TO DELAYED ANNUAL REPORT ON FORM 10-K

FUZHOU, China – April 19, 2021 --Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan” or the “Company”), a fishing company based in the People’s Republic of China (PRC), today announced that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, because of Pingtan’s delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”), Pingtan is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1). The Notice has no immediate effect on the listing or trading of Pingtan’s ordinary shares on the Nasdaq Capital Market.

Pingtan filed a Notification of Late Filing on Form 12b-25 with the SEC on April 1, 2021, indicating that the filing of the Form 10-K would be delayed due to the Company having had difficulty obtaining certain financial data and as a result, the complete preparation and review of the Form 10-K is taking longer than anticipated.

Nasdaq has informed the Company that it must submit a plan to regain compliance (the “Plan”) within 60 calendar days of receipt of the Notice, or until June 14, 2021, addressing how Pingtan intends to regain compliance with Nasdaq’s listing rules. If Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-K filing due date, or until October 12, 2021, to regain compliance.

The Company’s management is working diligently to complete the Form 10-K and intends to file the Form 10-K with the SEC as soon as practicable.

About Pingtan

Pingtan is a fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, which may include statements regarding the Company’s ability to file its Form 10-K for the year ended December 31, 2020 within the extension period and meet the continued listing requirements of Nasdaq. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements, including general economic and market conditions and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:

LiMing Yung (Michael)

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

michaelyung@ptmarine.net

Maggie Li

Investor Relations Manager

Pingtan Marine Enterprise Ltd.

Tel: +86 591 8727 1753

mli@ptmarine.net

INVESTOR RELATIONS

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